Exhibit 99.1

For information, contact:

Media -- Lisa M. Martin (713) 309-4890

Investors -- Doug Pike (713) 309-7141

Millennium Announces Results to Date and Pricing

of Cash Tender Offer for its 7.00% Senior Notes Due 2006

HOUSTON, Feb. 13, 2006 -- Millennium America Inc. announced today that, as of 5:00 p.m. EST on Monday, Feb. 13, 2006 (the "Early Tender Date"), a total of approximately $139.1 million in aggregate principal amount of its 7.00% Senior Notes due 2006 ("Notes"), representing approximately 88% of the outstanding principal amount of Notes, have been tendered pursuant to its previously announced cash tender offer (the "Offer").

The total consideration per $1,000 principal amount of Notes validly tendered on or prior to the Early Tender Date is $1,012.56, of which $30 is the early tender payment. The total consideration for Notes was determined as of 2:00 p.m. EST today by reference to a fixed spread of 50 basis points above the bid-side yield to maturity of the 3-1/2% U.S. Treasury Note due Nov. 15, 2006; the reference yield and offer yield are 4.761% and 5.261%, respectively. Holders who tender Notes after the Early Tender Date will receive the total consideration minus the $30 per $1,000 principal amount early tender payment. In addition, accrued and unpaid interest on Notes will be paid in cash on all validly tendered Notes accepted for purchase up to, but not including, the applicable payment date for the Offer, which is expected to be on or about Feb. 14, 2006, for Notes tendered on or prior to the Early Tender Date, and on or about March 1, 2006, for Notes tendered after the Early Tender Date.

The Offer will expire at midnight EST on Tuesday, Feb. 28, 2006, unless extended or earlier terminated by Millennium. Withdrawal rights with respect to tendered Notes have expired. Accordingly, holders may not withdraw any Notes previously or hereafter tendered, except as contemplated in the Offer.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase dated Jan. 31, 2006, which has been sent to holders of Notes. Holders are urged to read the tender offer documents carefully.

Banc of America Securities is the exclusive dealer manager for the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (U.S. toll-free) and 704-388-4813 (collect). Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc., at 800-758-5378 (U.S. toll-free) and 212-269-5550 (collect).

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to purchase securities. Millennium is making the Offer only by, and pursuant to the terms of, the Offer to Purchase.

Millennium America Inc. is a wholly owned subsidiary of Millennium Chemicals Inc., a major international producer of chemicals including titanium dioxide (TiO2). Millennium Chemicals Inc. is a wholly owned subsidiary of Lyondell Chemical Company (NYSE:LYO).

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Source: Millennium Chemicals Inc., Lyondell Chemical Company